Exhibit 99.2

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of
 Evolving Systems, Inc.

In our opinion, the financial statements listed in the index appearing under Item 7(1)(b) present fairly, in all material respects, the financial position of Evolving Systems, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 7(1)(c) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 4, 2003, except for Note 11

 which is as of March 26, 2003,

 and the effects of the reclassifications as

 described in Note 1 and Note 9 which

 are as of January 21, 2004

EVOLVING SYSTEMS, INC.

BALANCE SHEETS

(in thousands except share data)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$8,601	$11,796
Contract receivables, net of allowance of $290 and $348 at December 31, 2002 and 2001, respectively	12,727	9,144
Unbilled work-in-progress	129	5,308
Prepaid and other current assets	804	1,260
Total current assets	22,261	27,508
Property and equipment, net	2,004	4,783
Restricted cash	500	—
Total assets	$24,765	$32,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$34	$29
Accounts payable and accrued liabilities	4,176	4,146
Unearned revenue	14,523	9,710
Total current liabilities	18,733	13,885
Long-term obligations	141	115
Total liabilities	18,874	14,000
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, Series A; $.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 25,000,000 shares authorized; 13,305,052 and 13,292,339 shares issued and outstanding as of December 31, 2002 and December 31, 2001, respectively	13	13
Additional paid-in capital	53,634	53,627
Accumulated deficit	(47,756)	(35,349)
Total stockholders’ equity	5,891	18,291
Total liabilities and stockholders’ equity	$24,765	$32,291

The accompanying notes are an integral part of these financial statements.

EVOLVING SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Years Ended December 31,
	2002	2001	2000
Revenue:
License fees and services (Note 1)	$12,145	$25,322	$48,157
Customer support (Note 1)	10,818	8,733	5,599
Total revenue	22,963	34,055	53,756

Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization (Note 1)	5,644	20,182	28,643
Costs of customer support, excluding depreciation and amortization (Note 1)	11,375	9,227	3,963
Sales and marketing	4,907	8,206	8,366
General and administrative	5,420	8,738	10,927
Product development	1,209	3,076	370
Depreciation and amortization	1,771	2,483	3,214
Restructuring and other expenses	5,079	—	—
Total costs of revenue and operating expenses	35,405	51,912	55,483
Loss from operations	(12,442)	(17,857)	(1,727)
Other income (expense):
Interest income	130	411	829
Interest expense	(27)	(26)	(95)
Loss on disposal of assets	(68)	(129)	(52)
Other income, net	35	256	682

Loss before income taxes	(12,407)	(17,601)	(1,045)
Provision for income taxes	—	1,547	—
Net loss	$(12,407)	$(19,148)	$(1,045)

Basic loss per common share	$(0.93)	$(1.46)	$(0.08)

Diluted loss per common share	$(0.93)	$(1.46)	$(0.08)

Weighted average basic shares outstanding	13,295	13,075	12,673
Weighted average diluted shares outstanding	13,295	13,075	12,673

The accompanying notes are an integral part of these financial statements.

EVOLVING SYSTEMS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	$.001 Par Common Stock		Additional Paid-in Capital	Deferred Compensation	Retained Earnings (Deficit)	Total Stockholders’ Equity

	Shares	Amount
Balance, December 31, 1999	12,446,965	$12	$51,774	$(89)	$(15,156)	$36,541
Stock option exercises	349,820	1	856	—	—	857
Amortization of deferred compensation	—	—	—	52	—	52
Common Stock issued pursuant to the Employee Stock Purchase Plan	153,835	—	433	—	—	433
Net loss	—	—	—	—	(1,045)	(1,045)
Balance, December 31, 2000	12,950,620	13	53,063	(37)	(16,201)	36,838
Stock option exercises and other	56,074	—	157	—	—	157
Amortization of deferred compensation	—	—	—	37	—	37
Common Stock issued pursuant to the Employee Stock Purchase Plan	285,645	—	407	—	—	407
Net loss	—	—	—	—	(19,148)	(19,148)
Balance, December 31, 2001	13,292,339	13	53,627	—	(35,349)	18,291
Stock option exercises and other	8,217	—	6	—	—	6
Amortization of deferred compensation	—	—	—	—	—	—
Common Stock issued pursuant to the Employee Stock Purchase Plan	4,496	—	1	—	—	1
Net loss	—	—	—	—	(12,407)	(12,407)
Balance, December 31, 2002	13,305,052	$13	$53,634	$—	$(47,756)	$5,891

The accompanying notes are an integral part of these financial statements.

EVOLVING SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,407)	$(19,148)	$(1,045)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of deferred compensation	—	37	52
Depreciation and amortization	1,771	2,483	3,214
Loss on impairment and disposal of property and equipment	1,188	129	52
Bad debt expense	(21)	60	604
Provision for deferred income taxes	—	1,547	—
Change in operating assets and liabilities:
Contract receivables	(3,562)	5,998	(6,182)
Unbilled work-in-progress	5,179	8,802	(5,760)
Prepaid and other assets	456	362	(46)
Accounts payable and accrued liabilities	30	(908)	2,055
Unearned revenue	4,813	3,829	(3,398)
Long-term obligations	59	—	—
Net cash provided by (used in) operating activities	(2,494)	3,191	(10,454)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(204)	(2,115)	(2,182)
Proceeds from sale of property and equipment	24	2	34
Purchases of short-term investments	—	—	(33,709)
Sales of short-term investments	—	5,931	45,785
Net cash provided by (used in) investing activities	(180)	3,818	9,928

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(28)	(160)	(647)
Proceeds from the issuance of stock	7	565	1,289
Restricted cash	(500)	—	—
Net cash provided by (used in) financing activities	(521)	405	642

Net increase (decrease) in cash and cash equivalents	(3,195)	7,414	116
Cash and cash equivalents at beginning of period	11,796	4,382	4,266
Cash and cash equivalents at end of period	$8,601	$11,796	$4,382

Supplemental disclosure of other cash and non-cash financing transactions:
Interest Paid	$27	$21	$80
Income Taxes Paid	—	—	$18
Assets acquired under capital lease	—	$190	—

The accompanying notes are an integral part of these financial statements.

EVOLVING SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Evolving Systems, Inc. (“we”, “our”, “us”) is a provider of innovative and cost-effective software solutions to tier one telecommunications companies. We maintain long-standing relationships with many of the largest wireline and wireless telecommunications providers in North America. Our customers rely on us to develop, deploy, enhance and maintain complex, highly reliable software solutions for a range of Operations Support Systems (OSS), enhanced services platforms and our customers rely on us to provide systems integration services.

Founded in 1985, we initially focused on providing custom software development and professional services to a limited number of telecommunications companies. In 1996, concurrent with passage of the Telecommunications Act of 1996, we made a strategic decision to add software products to our established professional services offering. Since that time we have built a strong product portfolio that includes, but is not limited to, LNP OSS software that enables carriers to meet Federal Communications Commission (FCC) requirements that consumers be permitted to retain their phone numbers when changing service providers; and number conservation software that addresses FCC-mandates to extend the life of the North American Numbering Plan. Number Portability is mandated and implemented for all US wireline carriers today and is expected to be implemented by all U.S. wireless carriers by November 24, 2003. Number conservation or number pooling is mandated for all U.S. carriers and is in various stages of implementation for both US wireline and wireless carriers today.

Historically, we have helped our customers integrate our products into their existing OSS environments. In 2002, we initiated a restructuring plan which, in addition to significant operational cost reductions included the reengineering of our solutions strategy to reflect a more balanced mix of services and products. We branded our new business strategy ServiceXpress.

Financial Condition

While the Company believes it has adequate working capital to meet its obligations throughout 2003, the Company has incurred losses of approximately $12.4 million, $19.1 million, and $1.0 million in 2002, 2001, and 2000, respectively, and has an accumulated deficit of approximately $47.8 million as of December 31, 2002. The net loss incurred in 2002 is attributed to a significant decline in revenue due to the slowdown in the economy, particularly in the telecommunications industry which is the Company’s largest market. Due to these factors the Company took steps in 2002 to reduce its annual operating expenses through headcount reductions, subcontractor reductions, benefit reductions and office closings.

To the extent the Company experiences a continued decline in revenue resulting in a shortfall from 2003 planned amounts, or is unable to invoice and collect in a timely manner under its customer revenue arrangements, it could have a material adverse impact on the Company’s ability to meet its intended business objectives. Management believes that the Company has the ability to further reduce operating expenses, if necessary, such that current working capital and cash flows from operations will be adequate to meet the Company’s cash needs through the next year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates have been made by management with respect to the collectibility of accounts receivable and the estimates to complete long-term contracts. Actual results could differ from these estimates.

Cash and Cash Equivalents

All highly liquid investments and investments with a maturity of three months or less when purchased are considered to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. The Company has cash investment policies that limit investments to investment grade securities and certificates of deposit.

As of December 31, 2002, the Company had $500,000 of restricted cash in connection with the restructuring of its headquarters lease. The restricted cash requirement will expire by $100,000 in December 2004, $100,000 in December 2005 and the remainder in May 2007 as long as our account is in good standing.

Product Development Costs

Expenditures for software product development are expensed as incurred.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of contracts receivable and unbilled work-in-progress. The Company performs ongoing evaluations of its customers’ financial condition and, generally, requires no collateral from their customers.

Historically, a substantial portion of our revenue came from a limited number of customers, all in the telecommunications industry. During 2002, we recognized approximately 66% of our total revenue from three significant customers, who each were responsible for more than 10% of our total revenue (Significant Customers). In 2001 and 2000, approximately 67% of our revenue came from four Significant Customers. We may continue to depend on large contracts with a small number of Significant Customers. This can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts and when our customers install our products. None of our major customers have any obligation to purchase additional products or services beyond annual support contracts that they may or may not renew each year. As a result, our failure to maintain relationships with our existing customers or to develop relationships with significant new customers would materially harm our business, financial condition and results of operations.

	Percent of Revenue 2002	Percent of Revenue 2001	Percent of Revenue 2000
Customer A	10%	—	—
Customer B	9%	21%	20%
Customer C	—	17%	15%
Customer D	26%	17%	17%
Customer E	30%	12%	15%
Totals	75%	67%	67%

At December 31, 2002 and 2001, two customers accounted for 85% and 72% of contract receivables, respectively, as follows:

	Percent of Contract Receivables 2002	Percent of Contract Receivables 2001
Customer D	43%	12%
Customer E	42%	60%
Totals	85%	72%

Fair Value of Financial Instruments

The carrying amounts for certain financial instruments, including cash and cash equivalents, certificates of deposit, contract receivables, accounts payable, accrued expenses and capital leases, approximate fair value due to their short maturities.

Advertising and Promotion Costs

All advertising and promotion costs are expensed as incurred. Advertising costs totaled approximately $836,000, $1.7 million and $1.1 million, for the years ended December 31, 2002, 2001 and 2000, respectively.

Property and Equipment and Long-Lived Assets

Property and equipment are stated at cost, less accumulated depreciation, and are depreciated over their estimated useful lives, generally two to four years or the lease term, if shorter, using the straight-line method. Leasehold improvements are stated at cost, less accumulated amortization, and are amortized over the shorter of the lease term or estimated useful life of the asset. Maintenance and repair costs are expensed as incurred.

Evaluations of the carrying value of long-lived assets are performed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the evaluation, the Company estimates the future undiscounted cash flows of the operations to which the long-lived assets relate to ensure the carrying value has not been impaired.

Revenue Recognition

We derive revenue from two primary sources: the license of software solutions, certain custom development projects and professional services and the maintenance and support of our licensed products. We recognize revenue in accordance with Statements of Position, or SOP 97-2, “Software Revenue Recognition,” as amended and interpreted by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions.” In addition we have adopted Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” which provides further interpretive guidance for public companies on the recognition, presentation and disclosure of revenue in financial statements.

The majority of license fees and services revenue is generated from fixed-price contracts that provide for both licenses and services. Revenue under these arrangements, where the services are essential to the functionality of the delivered software, is recognized using the percentage-of-completion method of accounting, in accordance with SOP 81-1, “Accounting for Long-Term Construction Type Contracts”. The percentage of completion for each contract is determined based on the ratio of direct labor hours incurred to total estimated direct labor hours. Amounts billed in advance of services being performed are recorded as unearned revenue. Unbilled work-in-progress represents revenue earned but not yet billable under the terms of the fixed-price contracts and all such amounts are expected to be billed and collected during the succeeding 12 months.

In arrangements where the services are not essential to the functionality of the delivered software, we recognize license revenue when a license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Where applicable, fees from multiple element arrangements are unbundled and recorded as revenue as the elements are delivered to the extent that vendor specific objective evidence (“VSOE”) of fair value exists. If VSOE does not exist, fees from such arrangements are deferred until the earlier of the date that VSOE does exist or all of the elements are delivered.

Services revenue provided under fixed-price contracts is generally recognized using the percentage-of-completion method of accounting described above. Revenue from professional services provided pursuant to time-and-materials contracts and training are recognized as the services are performed.

Annual customer support and maintenance revenue is recognized ratably over the service period, which is generally 12 months. When maintenance or training services are bundled with the original license fee arrangement, their fair value is deferred and recognized during the periods such services are provided.

We may encounter budget and schedule overruns on fixed price contracts caused by increased material, labor or overhead costs. Adjustments to cost estimates are made in the periods in which the facts requiring such revisions become known. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss.

Allowance for Doubtful Accounts

Management makes judgments related to the Company’s ability to collect outstanding accounts receivable. We provide allowances for receivables when their collection becomes doubtful by recording an expense. Generally, we determine the allowance based on our assessment of the realization of receivables using the historical information and current economic trends, including assessing the probability of collection from customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments owed to us, an increase in the allowance for doubtful accounts would be required. Adjustments to the allowance for doubtful accounts could materially affect our results of operations.

Reclassifications

Certain years’ prior balances have been reclassified to conform to current year’s presentation.

During the first quarter of 2002, the Company adopted Emerging Issues Task Force (EITF) Issue No. 01-14 “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket’ Expenses Incurred.” EITF Issue No. 01-14 requires reimbursements for out-of-pocket expenses to be reported as revenue in the Statements of Operations. Prior to adoption of EITF Issue No. 01-14, the Company recorded revenue and operating expenses net of reimbursable expenses. The Company’s financial results of operations for all prior periods presented have been reclassified to conform to the new presentation. In accordance with EITF Issue No. 01-14 reimbursable expenses of $109,000, $159,000 and $914,000 for the years ended December 31, 2002, 2001 and 2000, respectively were reclassified to conform to the new presentation. There was no impact on net loss for any periods presented.

Beginning in the first quarter of 2003, the Company began to evaluate its business on a project basis, separately managing its delivery of new projects from recurring customer support projects.  Delivery projects include software licenses fees, custom development, integration and time and materials work.  Support projects include recurring maintenance fees, annual support fees and warranty maintenance.  Warranty maintenance revenues are withheld from the percent complete calculation on a project and are recognized ratably over the warranty period.  Prior to the first quarter of 2003, the Company classified license fees and those services directly related to the delivery of the licensed product, along with warranty maintenance, as license fees and related services.  Customer support and other services included the remaining revenue types.  Beginning in the first quarter of 2003, all delivery projects are classified as license fees and services and all support projects are classified as customer support.  This reclassification has not impacted the Company’s revenue recognition policy.  Accordingly, license fees and services and customer support revenues and the related costs of license fees and services and costs of customer support for the years ended December 31, 2002, 2001 and 2000 have been reclassified to conform to the Company's current presentation.  This change had no effect on the Company's financial position, total revenue, net income (loss) or cash flows for any of the periods presented.  The table below summarizes (in thousands) the impact of the reclassifications on the reported revenue and costs of revenue for the years ended December 31, 2002, 2001 and 2000.

	For the Years Ended December 31,
	2002	2001	2000
Revenue
License fees and related services (as previously reported)	$10,388	$10,970	$20,404
Warranty maintenance	(1,270)	(290)	(388)
Services	3,027	14,642	28,141
License fees and services (reclassified)	12,145	25,322	48,157

Customer support other services (as previously reported)	12,575	23,085	33,352
Warranty maintenance	1,270	290	388
Services	(3,027)	(14,642)	(28,141)
Customer support (reclassified)	10,818	8,733	5,599

Total revenue (as previously reported and reclassified)	$22,963	$34,055	$53,756

Costs of revenue
Costs of license fees and related services, excluding depreciation and amortization (as previously reported)	$3,926	$6,998	$8,997
Warranty maintenance	(1,245)	(267)	(275)
Services	2,962	13,451	19,921
Costs of license fees and services, excluding depreciation and amortization (reclassified)	5,644	20,182	28,643

Costs of customer support and other services, excluding depreciation and amortization (as previously reported)	13,093	22,411	23,609
Warranty maintenance	1,245	267	275
Services	(2,962)	(13,451)	(19,921)
Costs of customer support, excluding depreciation and amortization (reclassified)	11,375	9,227	3,963

Total costs of revenue, excluding depreciation and amortization (as previously reported and reclassified)	$17,019	$29,409	$32,606

Stock-based Compensation

The Company applies the intrinsic value method, Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), in accounting for employee stock-based compensation arrangements. The Company has included the pro-forma disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,”. Non-employee stock compensation arrangements are accounted for under FAS 123 and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees, or in Conjunction with Selling Goods or Services.”

Based on calculations using the Black-Scholes option-pricing model, the weighted average grant date fair value of options and warrants was $0.56, $1.07 and $4.25 in 2002, 2001 and 2000, respectively. The fair value has been estimated using the following assumptions used for grants in 2002, 2001 and 2000, respectively: no dividend yield for all periods; an expected life of 3 years for all periods; volatility of 141%, 124% and 134%; and weighted average risk free interest rates of 2.9%, 4.0% and 6.5%.

In all years presented, basic loss per share equals diluted loss per share as inclusion of common stock equivalents would be anti-dilutive to the Company’s net losses.

The pro forma impact on the Company’s net loss per share had compensation cost for all of the Company’s stock-based compensation plans been recorded at the date of grant based on the method prescribed by SFAS No. 123 is shown below (in thousands, except per share data):

	For the Years Ended December 31,
	2002	2001	2000

Net loss:
As reported	$(12,407)	$(19,148)	$(1,045)
Stock based compensation expense under the fair value based method for all awards, net of tax effects	(1,603)	(2,890)	(2,788)
SFAS No. 123 Pro forma	$(14,010)	$(22,038)	$(3,833)

Net loss per share:
As reported	$(0.93)	$(1.46)	$(0.08)
SFAS No. 123 Pro forma	$(1.05)	$(1.69)	$(0.30)

Earnings Per Common Share

Basic earnings per share (EPS) is computed by dividing net income or loss by the weighted average number of shares outstanding during the period. Diluted EPS is computed using the weighted average number of shares outstanding plus all dilutive potential common stock equivalents. Common stock equivalents consist of stock options and warrants. The following is the reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended December 31:

	For the Years Ended December 31,
	2002	2001	2000
	(in thousands, except per share data)

Basic Earnings Per Share
Net loss	$(12,407)	$(19,148)	$(1,045)
Basic weighted average common shares outstanding	13,295	13,075	12,673
Basic earnings per common share	$(0.93)	$(1.46)	$(0.08)
Diluted Earnings per Share
Net loss	$(12,407)	$(19,148)	$(1,045)
Basic weighted average number of shares outstanding	13,295	13,075	12,673
Effect of Dilutive Securities
Options and warrants	—	—	—
Conversion of preferred shares	—	—	—
Diluted weighted average common shares outstanding	13,295	13,075	12,673
Diluted earnings per share	$(0.93)	$(1.46)	$(0.08)

All options and warrants outstanding during all periods were excluded from the computation of diluted EPS because of the net loss in each of those periods.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying balance sheets, as well as operating loss and tax credit carry-forwards. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that these benefits will not be realized.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires, among other things, that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are then capitalized as part of the carrying amount of the long-lived asset. We anticipate that the adoption of SFAS No. 143 as of January 1, 2003 will not have a material impact on our financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” This statement addresses the recognition, measurement and reporting of costs associated with exit and disposal activities. SFAS No. 146 is applicable to restructuring activities and costs related to terminating a contract that is not a capital lease one time benefit arrangements received by employees who are involuntarily terminated. SFAS No. 146 supercedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146 the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Previously issued financial statements will not be restated. The provisions of EITF Issue No. 94-3 will continue to apply for exit plans initiated prior to the adoption of SFAS No. 146. We anticipate that the adoption of SFAS No. 146 as of January 1, 2003 will not have a material impact on our financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In November 2002, the FASB issued FASB Interpretation, FIN, No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34,” or FIN No. 45. The Interpretation requires that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51.” FIN No. 46 requires certain variable interest entities, often referred to as “Special Purpose Entities,” to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not currently believe FIN No. 46 will have a material impact on our financial statements.

2. Balance Sheet Components

The components of certain balance sheet line items are as follows (in thousands):

	As of December 31,
	2002	2001
Property and equipment:
Computer equipment and purchased software	$22,747	$23,170
Furniture, fixtures and leasehold improvements	1,719	3,699
	24,466	26,869
Less accumulated depreciation	(22,462)	(22,086)
	$2,004	$4,783

Included in property and equipment at December 31, 2002 and 2001 are assets under capital lease. During 2001, all of the capital leases from 2000 expired, and the Company entered into a new capital lease. There were no new capital leases during 2002. Amortization expense related to assets under capital leases was $34,000 and $42,000 for the years ended December 31, 2002 and 2001, respectively.

	As of December 31,
	2002	2001
Assets acquired under capital lease:
Original book value	$89	$190
Accumulated amortization	(43)	(42)
Net book value	$46	$148

	As of December 31,
	2002	2001
Accounts payable and accrued liabilities:
Accounts payable	$311	$875
Accrued compensation and related expenses	1,753	2,274
Restructuring payable	1,383	—
Other	729	997
	$4,176	$4,146

3. Leases and Commitments

Evolving Systems leases office and operating facilities and various types of equipment under non-cancelable operating leases. Current facilities leases include the Company’s headquarters and satellite field offices. All of the satellite offices were closed during 2002 and the headquarters lease was restructured in order to decrease the term of the lease as well as the amount of space being leased. Satellite offices that were closed during the year had the remaining lease obligation, net of anticipated sublease income, accrued as of the date which the office was closed. (see Note 4). Rent expense was $1.2 million, $2.0 million and $1.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. Rent expense is net of sublease rental income of $37,000, $0 and $930,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Sublease income related to the offices affected by the restructuring is adjusted against the restructuring liability and is not netted against rent expense.

The Company’s headquarters facility lease contains a clause that adjusts the lease rate every year. The lease rate increases 3% annually as of June 1.

Future minimum commitments under non-cancelable operating leases and capital leases as of December 31, 2002, net of rental income under non-cancelable subleases, are as follows (in thousands):

	Operating Leases	Capital Leases
2003	$569	$47
2004	598	47
2005	556	47
2006	524	—
2007	203	—
Thereafter	—	—
Total minimum lease payments	$2,450	$141
Less: Amount representing interest		(25)
Principal balance of capital lease obligations		116
Less: Current portion of capital lease obligations		(34)
Long-term portion of capital lease obligations		$82

4. Restructuring and Other Expenses

Due to the continued downturn in the telecommunications industry, the Company’s sharp decline in revenue, the delay in ruling on wireless number portability and other factors in late 2001 and early 2002, management implemented a restructuring plan (the “Plan”). The Plan included workforce reductions, restructuring of the Company’s headquarters building lease, the closure of its satellite field offices and the write down of certain fixed assets. The Company recorded $5.1 million in restructuring and other expenses for the year ended December 31, 2002.

Work force reductions.  The Company reduced its staff by 165 people (41 in the first quarter, 78 in the second quarter, 29 in the third quarter and 17 in the fourth quarter) in 2002. As a result, the Company recorded expenses associated with these reductions in staff of approximately $1.5 million in restructuring and other expenses for the year ended December 31, 2002. All payments for these employees were contractually defined and fixed. At December 31, 2002 approximately $150,000 remained in accounts payable and accrued liabilities related to these workforce reductions. This amount will be paid out over the terms of each employee’s separation agreement, which do not extend beyond June 2003.

The following table summarizes the number of employee positions eliminated through December 31, 2002 in accordance with the Plan:

Product delivery, support and development	131
Sales and marketing	18
General and administrative	16
Total	165

Restructure of headquarters lease.  In June 2002, the Company restructured and amended its lease agreement on its Englewood, Colorado headquarters lease and recorded a lease cancellation charge and related liability of $2.0 million in restructuring and other expenses less a net benefit of approximately of $200,000 of rent escalation liabilities that were reversed and building improvement costs that we assumed. The amended lease decreased the overall leased square footage and decreased the lease term from February 2016 to May 2007. During 2002, the Company paid its landlord $1.1 million, with the remaining $900,000 payable in $100,000 monthly installments through September 2003. In addition the Company owes the landlord $176,000 as a result of building improvements that had to be made related to the amendment of the lease. As of December 31, 2002, $1.1 million was included in accounts payable and accrued liabilities related to this obligation. The payment of the lease cancellation charge is collateralized by the Company’s contract receivables. In addition, as security for the amended lease obligation, the Company restricted $500,000 of its cash through the issuance of a letter of credit to its landlord in the third quarter of 2002. The restricted cash requirement will expire by $100,000 in December 2004, $100,000 in December 2005 and the remainder in May 2007 as long as our account is in good standing.

Closure of satellite offices.  The Company closed all of its satellite field offices during the six months ended June 30, 2002. Estimated costs to sublease or terminate the lease commitments of $484,000 were recorded for the year ended December 31, 2002, as restructuring and other expenses. During the year ended December 31, 2002, the Company made cash payments of $327,000, net of sublease income of $29,000, related to these leases. At December 31, 2002, $98,000 was included in accounts payable and accrued liabilities, and an additional $59,000, was included in long-term obligations, related to these office closures, which will be paid over the remaining lease terms, ranging from 22 months to 40 months. The costs to sublease or terminate these lease commitments are based on estimates and as such, the Company may incur additional costs related to the satellite office closures.

Impairment of assets.  The Company recorded a non-cash expense of $1.1 million for the impairment of assets in restructuring and other expenses during the year ended December 31, 2002. The majority of this charge resulted from the abandonment of leasehold improvements relating to the restructuring of its headquarters lease in June 2002 and the remainder was due to the abandonment of furniture and equipment related to the Company’s employee reductions. These assets were taken out of service in the second quarter and were disposed of during the third quarter of 2002.

Other Costs.  The Company recorded an expense of $106,000 related to other assets that would no longer be utilized by the Company as a result of the restructuring.

The following table summarizes the components of the restructuring and other expenses, the payments made during the period presented and the remaining accrual as of December 31, 2002 (in thousands):

	Work Force Reductions	Restructure of Headquarters Lease	Closure of Satellite Offices	Restructuring Costs Subtotal	Impairment of Assets	Other Costs	Total Restructuring and Other Charges
1st quarter expense	$301	$—	$340	$641	$—	$—	$641
1st quarter cash payments	(301)	—	—	(301)	—	—	(301)
Accrual balance March 31, 2002	—	—	340	340	—	—	340
2nd quarter expense	900	1,803	127	2,830	1,094	116	4,040
2nd quarter disposal of assets	—	347	—	347	—	(116)	231
2nd quarter cash payments	(610)	—	(138)	(748)	—	—	(748)
Accrual balance June 30, 2002	290	2,150	329	2,769	1,094	—	3,863
3rd quarter expense	310	—	—	310	—	—	310
3rd quarter disposal of assets	—	—	—	—	(1,094)	—	(1,094)
3rd quarter cash payments	(190)	(800)	(139)	(1,129)	—	—	(1,129)
Accrual balance September 30, 2002	410	1,350	190	1,950	—	—	1,950
4th quarter expense and adjustments	29	26	17	72	26	(10)	88
4th quarter disposal of assets	—	—	—	—	(26)	10	(16)
4th quarter cash payments	(289)	(300)	(50)	(639)	—	—	(639)
Accrual balance December 31, 2002	$150	$1,076	$157	$1,383	$—	$—	$1,383

5. Stock Based Compensation

Stock Options

In January 1996, the Company approved “The Amended and Restated Stock Option Plan” (the “Option Plan”). Under the Option Plan, 6,850,000 shares of the Company’s common stock are reserved for issuance, of which 3,537,061 shares were available for grant as of December 31, 2002. The Company has also reserved 910,633 shares of common stock for the issuance of warrants. Options issued under the Option Plan are at the discretion of the Board of Directors, including the provisions of each stock option granted, which need not be identical. Options generally vest over four years and expire no more than ten years from the date of grant.

Prior to the Company’s Initial Public Offering, stock options were granted with an exercise price not less than fair value of the Company’s common stock as determined by the Board of Directors at the date of grant. In 1997, in connection with the Company’s planned public offering, the Company recorded $1.3 million as deferred compensation, representing the excess of the deemed fair value of the Company’s common stock over the exercise price of options granted. Such deferred compensation cost was amortized over the vesting period of the options. Of the total amount, $0, $37,000 and $52,000 were recognized as expense during the years ended December 31, 2002, 2001 and 2000, respectively. All amounts were fully amortized as of December 31, 2001.

The status of total stock options and warrants outstanding and exercisable under the Plan as of December 31, 2002 follows:

	Stock Options and Warrants Outstanding				Stock Options and Warrants Exercisable
	Range of Exercise Prices	Number of Shares	Weighted Avs. Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options	$0.28 - $0.39	338,354	9.74	$0.36	30,002	$0.35
	$0.58 - $0.83	1,123,825	8.47	$0.65	348,671	$0.67
	$0.99 - $2.44	287,133	8.46	$1.65	107,255	$2.20
	$4.94 - $6.82	314,855	6.08	$2.98	298,066	$2.95
		2,064,167	8.31	$1.10	783,994	$1.73

Warrants	$0.80	910,633	0.42	$0.80	910,633	$0.80

The following is a summary of stock option activity:

	Options	Warrants	Weighted Average Exercise Price	Options and Warrants Exercisable	Weighted Average Exercise Price
Options & Warrants outstanding at 12/31/99	2,987,024	910,633	$3.21	1,500,978	$1.43
Options Granted	1,132,567		$6.13
Less options forfeited	(637,846)		$5.49
Less options exercised	(349,820)		$2.59
Options & Warrants outstanding at 12/31/00	3,131,925	910,633	$3.72	2,068,125	$2.34
Options Granted	2,225,700		$1.45
Less options forfeited	(620,084)		$4.46
Less options exercised	(56,074)		$2.42
Options & Warrants outstanding at 12/31/01	4,681,467	910,633	$2.75	2,683,050	$2.82
Options Granted	728,354		$0.72
Less options forfeited	(3,337,437)		$3.86
Less options exercised	(8,217)		$0.73
Options & Warrants outstanding at 12/31/02	2,064,167	910,633	$1.00	1,694,627	$1.23

Included in total options and warrants exercisable at December 31, 2002, 2001 and 2000, are 910,633 warrants issued in connection with a 1996 debt financing. See Note 11.

(1)                                  Included in the options forfeited in 2002 are 1,586,254 of shares that were exchanged by employees in the stock option exchange program.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, (“ESPP”) the Company is authorized to issue up to 900,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the ESPP, employees may elect to have up to 15% of their gross salaries withheld by payroll deduction to purchase the Company’s common stock. The purchase price of the stock is 85% of the lower of market price at the beginning or end of each six-month participation period. Under the ESPP, employees purchased 4,496, 285,645 and 153,835 shares in 2002, 2001 and 2000, respectively.

The fair value of each ESPP grant was estimated on the date of grant using the Black-Scholes model with the following assumptions for 2002, 2001 and 2000, respectively: no dividend yield for all periods; an expected life of .5 years, ..5 years and .5 years; volatility of 141%, 124% and 134%; and a risk free interest rate of 1.83%, 4.04% and 5.93%.

At December 31, 2001, all authorized shares under the ESPP were issued and no further shares were available for purchase. Employee contributions made to purchase shares in excess of the authorized shares for the period July 1-December 31, 2001 were refunded to the employees. In 2002, an additional 300,000 shares were made available for purchase in the Plan. As of December 31, 2002, there were 295,491 shares remaining.

Stock Option Exchange Program

On September 4, 2002, the Company announced a voluntary stock option exchange program for its employees. Under the program, employees were given the opportunity to elect to cancel outstanding stock options held by them in exchange for an equal number of replacement options to be granted at a future date. The elections to cancel options were effective on October 2, 2002. The exchange resulted in voluntary cancellation of 1,586,254 employee stock options with varying exercise prices in exchange for the same number of replacement options. The replacement options will have the same terms and conditions as each optionee’s cancelled options, including expiration date for the cancelled options, except that: (1) the replacement options will be granted on April 3, 2003; (2) all replacement options will have an exercise price equal to the greater of (a) the fair market value of our common stock on the replacement options grant date or (b) one dollar ($1.00); (3) six months will be added to the vesting schedule of the replacement options grant; and (4) the optionee must be an employee of the Company on the date of the replacement grant in order to receive replacement options. Based on the present authoritative guidance, the Company believes it will not incur any compensation charges for accounting purposes in connection with the program.

6. Guarantor Arrangements

In November 2002, the FASB issued FASB Interpretation, FIN, No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34,” or FIN No. 45. The Interpretation requires that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken by issuing the guarantee. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Interpretation also requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain other guarantees it has issued, even where those guarantees do not fall within the scope of liability provisions of the Interpretation. The following is a summary of our agreements that we have determined are within the liability provisions and the disclosure provisions of FIN No. 45.

As permitted under Delaware law, we have agreements with our officers and directors under which we agree to indemnify them for certain events or occurrences while the officer or director is, or was serving, at our request in this capacity. The term of the indemnification period is indefinite. There is no limit on the amount of future payments we could be required to make under these indemnification agreements; however, we maintain Directors and Officer insurance policies, as well as an Employment Practices Liability Insurance Policy, that may enable us to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. All of these indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2002.

We have an agreement with Colorado National Bank whereby we guarantee the expenses incurred by certain of our employees in connection with the employee’s use of Company sponsored credit card. The term is from execution of the arrangement until cancellation and payment of any outstanding amounts. Company policy provides that this credit card may only be used for Company-related business; however, there is no effective mechanism to prevent employees from using the credit card for personal use. Although the employee is primarily responsible for paying this obligation, in the event the employee fails to do so, we would be required to pay any unsettled employee expenses upon notification from the vendor. The maximum potential amount of future payments we could be required to make under these indemnification agreements is not significant. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2002.

We enter into standard indemnification terms with our customers, as discussed below, in our ordinary course of business. Because we subcontract some of the development of our deliverables under our customer contracts, we could be required to indemnify our customers for work performed by our subcontractors. Depending upon the nature of the customer indemnification, the potential amount of future payments we could be required to make under these indemnification agreements may be unlimited. We may be able to recover damages from a subcontractor if the indemnification to our customers results from the subcontractor’s failure to perform. To the extent we are unable to recover damages from our subcontractors, the Company could be required to reimburse the indemnified party for the full amount. We have never incurred costs to defend lawsuits or settle claims relating to indemnification arising out of our subcontractors’ failure to perform. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2002.

We enter into standard indemnification terms with our customers in the ordinary course of business under which we agree to indemnify our customers for certain claims arising out of our performance under our contracts. As these represent guarantees of our own performance, no liability has been recognized under FIN 45:

We have entered into a lease for our corporate headquarters, as well as leases for the satellite offices which we have under sublease. Under the terms of these leases, we agree to indemnify, hold harmless and agree to reimburse the landlords for personal injury and property damage suffered or incurred by them in connection with our occupancy of the premises. The terms of these indemnification agreement is for the term of the leases. We carry general commercial liability insurance which may limit our exposure under these indemnification agreements. Because these are guarantees of our own future performance, we are not required to record a liability for these obligations under FIN No. 45. We currently do not have any pending claims under these indemnification provisions.

7. Income Taxes

The provision for income taxes consists of the following (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Current:
Federal	$—	$—	$—
State	—	—	—
Deferred:
Federal	—	1,547	—
State	—	—	—
Total	$—	$1,547	$—

As of December 31, 2002 and 2001, the Company had net operating loss carryforwards of approximately $43.6 million and $33.2 million, respectively, related to U.S. federal and state jurisdictions. The federal net operating loss expires at various times beginning in 2018. In addition, the Company has research and development credit carryforwards of approximately $1.4 million which begin to expire in 2011. The Internal Revenue Code places limitations on the annual amount of net operating loss carry forwards which can be utilized if certain changes in the Company’s ownership occur. Changes in the Company’s ownership have occurred that will limit the future utilization of the carryforwards.

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2002	2001
Deferred tax assets
Net operating loss carryforwards	$16,132	$12,400
Deferred revenue	—	—
Research and development credit carryforwards	1,401	1,401
Depreciable assets	196	155
Restucturing	554	—
Other	411	138
Total deferred tax assets	18,694	14,094
Deferred tax liabilities
Depreciable assets	—	—
Total deferred tax liabilities	—	—
Net deferred tax asset before valuation allowance	18,694	14,094
Valuation allowance	(18,694)	(14,094)
Net deferred tax asset	$—	$—

During 2001, the Company recorded a full valuation allowance against the deferred tax asset resulting in a $1.5 million tax provision. The Company continues to maintain a full valuation allowance due to the uncertainties related to the Company’s ability to utilize its deferred tax asset. The current change in valuation allowance of $4.6 million is primarily due to the increase in net operating loss carryforwards. The Company’s assessment of this valuation allowance was made using all available evidence, both positive and negative. In particular, the Company considered both its historical results and its projections of profitability for only the reasonably foreseeable future periods. The Company’s realization of its recorded net deferred tax assets is dependent on future taxable income and, therefore, the Company is not assured that such benefits will be realized.

The provision for income taxes differs from the amounts computed by applying the U.S. federal income tax rate of 34% to the loss before income taxes as follows for the years ended December 31:

	As of December 31,
	2002	2001	2000

U.S. federal income tax benefit at statutory rates	$(4,218)	$(5,984)	$(355)
Permanent differences	25	—	—
Prior year filing effects	—	—	300
Research & development credits	—	—	—
State income tax benefit, net of federal benefit	(407)	(574)	(42)
Change in valuation allowance	4,600	8,028	184
Other	—	77	(87)
Provision for income taxes	$—	$1,547	$—

8. Benefit Plans

Evolving Systems has a 401(k) Plan that is available to all employees 21 years of age or older with one-quarter year service. Employees may contribute up to 15% of gross compensation not to exceed the maximum statutory contribution amount. The Company may make discretionary matching contributions. All employee contributions are fully vested immediately and employer contributions vest 100% after completion of three years service. During 2002, 2001 and 2000, the Company contributed $268,000, $1.5 million and $1.5 million respectively, under the 401(k) Plan.

9. Segment Information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” operating segments are defined as components of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision-makers, or decision-making group, to evaluate performance and make operating decisions. The Company has identified its chief operating decision-makers as two key executives—the Chief Executive Officer and Chief Financial Officer. This chief operating decision-making group reviews the revenue and overall results of operations by the nature of the products and services provided. The accounting policies of the operating segments presented below are the same as those described in the summary of significant accounting policies.

The Company currently operates its business as two operating segments based on revenue type: license fees and services revenue and customer support revenue (as shown on the Statements of Operations).  The Company provides products and services solely within the United States geographic area.  Total assets have not been specified because the information is not available to the chief operating decision-making group.  As further discussed in Note 1 under Reclassifications, in the first quarter of 2003 the Company revised how it evaluates its business.  The Company evaluates its business on a project basis, separately managing its delivery of new projects from recurring support projects.  Delivery projects include software licenses fees, custom development, integration and time and materials work.  Support projects include recurring maintenance fees, annual support fees and warranty maintenance.  Warranty maintenance revenues are withheld from the percent complete calculation on a project and are recognized ratably over the warranty period. Prior to the first quarter of 2003, the Company classified license fees and those services directly related to the delivery of the licensed product, along with warranty maintenance, as license fees and related services.  Customer support and other services included the remaining revenue types.  Beginning in the first quarter of 2003, all delivery projects are classified as license fees and services and all support projects are classified as customer support.  The segment data for the years ended December 31, 2002, 2001, and 2000 have been retroactively revised to reflect this change in how the Company views its business.  This change had no effect on the Company’s financial position, total revenue, net income (loss) or cash flows as a result of the reclassification for any of the periods presented.

Revenue and costs of revenue information by segments are as follows (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Revenue
License fees and services	$12,145	$25,322	$48,157
Customer support	10,818	8,733	5,599
	22,963	34,055	53,756

Segment profit (loss), excluding depreciation and amortization
License fees and services	6,501	5,140	19,514
Customer support	(557)	(494)	1,636
	5,944	4,646	21,150

Other operating expenses	11,536	20,020	19,663
Depreciation and amortization	1,771	2,483	3,214
Restructuring and other	5,079	—	—
Loss from operations	$(12,442)	$(17,857)	$(1,727)

10. Legal Proceedings

From time to time we are involved in various legal proceedings arising in the normal course of business operations. We are not currently involved in any such proceedings.

11. Subsequent Event

All warrants outstanding as of December 31, 2002, were exercised as of March 17, 2003, as a result of cashless exercises that resulted in the issuance of 435,408 shares of common stock.

12.  Subsequent Event (Unaudited)

On November 3, 2003, the Company acquired privately-held CMS Communications, Inc. of Columbus, Ohio for 732,773 shares of Evolving Systems common stock, of which 10% will be held in escrow for up to one year.  The acquisition will be treated as a business combination and the results of operations will be combined from the purchase date forward.  The purchase price of approximately $10.9 million is based on the market price of the Company’s common stock for a reasonable period before and after the date of the acquisition, in accordance with the provisions of SFAS No. 141, “Business Combinations.”

13. Quarterly Financial Information (Unaudited)

Quarterly financial information is as follows (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Year Ended December 31, 2001
Total revenue	$13,640	$11,991	$4,105	$4,319
Less: operating expenses	13,209	12,418	13,326	12,959
Income (loss) from operations	431	(427)	(9,221)	(8,640)

Income (loss) before income taxes	595	(315)	(9,162)	(8,719)
Net income (loss)	$467	$(249)	$(10,647)	$(8,719)

Net income (loss) per common share
Basic	$0.04	$(0.02)	$(0.81)	$(0.66)
Diluted	$0.03	$(0.02)	$(0.81)	$(0.66)

Year Ended December 31, 2002
Total revenue	$4,398	$4,607	$6,640	$7,318
Less: operating expenses	11,318	12,015	6,420	5,652
Income (loss) from operations	(6,920)	(7,408)	220	1,666

Income (loss) before income taxes	(6,907)	(7,370)	239	1,631
Net income (loss)	$(6,907)	$(7,370)	$239	$1,631

Net income (loss) per common share
Basic	$(0.52)	$(0.55)	$0.02	$0.12
Diluted	$(0.52)	$(0.55)	$0.02	$0.12

(1)                                  For the three months ended September 30, 2001, the Company had negative license fee and services revenue as a result of increased testing requirements on a large contract that caused an increase in estimated hours on the project. This caused the percentage-of-completion to decline and revenue to be reversed. The impact of this change in estimated hours was a reduction in revenue of $349,000.

(2)                                  For the three months ended December 31, 2001, the Company terminated its revenue sharing ASP arrangement it had previously entered into with one of its customers. The impact of this termination was a reduction in revenue of $1.2 million.

(3)                                  In the third quarter a full valuation allowance was recorded relating to the Company’s deferred tax asset. See Note 7.

(4)                                  For the three months ended September 30, 2002 and December 31, 2002, we decreased total estimated hours on a significant fixed price project that resulted in an increase in revenue of approximately $700,000 and $1.0 million, respectively.

(5)                                  For the three months ended December 31, 2002, we had a benefit of $138,000 due to a decrease in the allowance for doubtful accounts. The decrease in the allowance for doubtful accounts is due to collections from customers.

FINANCIAL STATEMENT SCHEDULE

The following financial statement schedule is filed as a part of this Report under Schedule II—Valuation and Qualifying Accounts for the three fiscal years ended December 31, 2002. All other schedules called for by Form 10-K are omitted because they are inapplicable or the required information is shown in the financial statements or notes thereto, included herein.

VALUATION AND QUALIFYING ACCOUNTS

Fiscal Year	Description	Balance at Beginning of Period	Charged to Bad Debt Expense	Reduction in Allowance	Write-Offs Charged to Allowance	Balance at End of Period
2002	Allowance for doubtful accounts	$348	$117	$138	$37	$290
2001	Allowance for doubtful accounts	$642	$60	$—	$354	$348
2000	Allowance for doubtful accounts	$38	$604	$—	$—	$642